Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

SHINECO, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.001 per share	457(c) and 457(h)	1,000,000	(2)	$3.13	(3)	$3,130,000	0.00014760	$461.99

Total Offering Amounts							$3,130,000		$461.99

Total Fee Offsets									—

Net Fee Due									$461.99

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also be deemed to cover such additional securities which become issuable by reason of any stock dividend, stock split, recapitalization or any other similar transactions.

(2)	Consists of 1,000,000 shares of common stock of Shineco, Inc., par value $0.001 per share (“Common Stock”), available for issuance under the 2024 Equity Incentive Plan.

(3)	Estimated solely for the purpose of calculating the registration fee under Rule 457(c) and (h) of the Securities Act on the basis of the average of the high and low sales price per share of Common Stock on June 11, 2024, as reported on the Nasdaq Capital Market.